Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Jon Harmon
+1 312.496.1593
jharmon@heidrick.com

Heidrick & Struggles Announces Leadership Succession

For Industry-Pacing Culture Shaping Business

•	Jim Hart to retire, serve as Senior Advisor to Heidrick leadership team

•	Michael Marino to lead Heidrick & Struggles’ Culture Shaping business

CHICAGO and HUNTINGTON BEACH, CA: November 17, 2016 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting and culture shaping worldwide, today announced leadership succession for its industry-pacing culture shaping business, Senn Delaney.

Jim Hart will retire as President and CEO, Senn Delaney, effective January 1, 2017. He will serve as a senior advisor to the Heidrick & Struggles leadership team.

Michael Marino will succeed Hart as President and CEO of the Senn Delaney subsidiary and has also been named Executive Vice President of Heidrick & Struggles.

“Jim has led the growth of the world’s first dedicated culture-shaping firm into a vital part of the portfolio of transformative leadership and talent services Heidrick brings to our clients,” said Tracy Wolstencroft, President and CEO, Heidrick & Struggles. “We congratulate Jim on his well-earned retirement and look forward to his continued contributions in his new role as senior advisor.”

Marino has served on the leadership team at Senn Delaney for more than 20 years, most recently as Partner and Executive Vice President. He has led strategic accounts across a wide range of industries, including FedEx, Loblaw, GlaxoSmithKline and USAA. Marino also has been instrumental in new product development for the culture shaping business as well as integrated products for the Heidrick & Struggles enterprise. Prior to joining Senn Delaney, Marino was an executive at Chase Manhattan Bank. During his 10-year tenure at Chase, he served as a senior human resources executive for the Asia-Pacific Region, helped establish the Chase-AMP Bank of Australia, and served as country manager of consumer banking for Chase Thailand. In addition, he developed strategic plans for Chase Consumer Banking in Japan, Thailand and Malaysia.

“As a leader and advisor to leaders for more than three decades, Mike understands the foundational importance of creating a thriving, high-performance work culture to meet the challenges created by changing customer needs, technological advances and volatile global market dynamics,” Wolstencroft said.

In 2012 Heidrick & Struggles acquired Senn Delaney, the first firm in the world to focus exclusively on transforming organizational cultures. Since 1978, more Fortune 500 and Global 1000 CEOs have worked with Senn Delaney as their trusted partner to help shape their corporate cultures than any other management consulting firm.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

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